Exhibit 10.1

FINAL VERSION

April 13, 2018

BY HAND

Mr. Keith Cline

Re:	CEO Appointment of CorePoint Lodging Inc.

Mr. Cline:

On behalf of CorePoint Lodging Inc. (the “Company”), I am pleased to offer you employment as its President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), with a start date on the date on which the spin-off of the Company from La Quinta Holdings, Inc. is effective (the “Effective Date”). This offer, and the opportunity it represents, is extended with great confidence in your abilities, and we are excited to have you lead the Company to successes.

In addition to your position as President and Chief Executive Officer, during your employment with the Company you will serve as member of the Board, subject to the terms of the Company’s By-Laws, and, subject to any legal limitations, the Company will nominate you for reelection to the Board upon expiration of any applicable director term that expires during your employment with the Company.

As a condition of your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation while you are employed with the Company. This will not, however, limit your ability from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities to the Company.

During your employment with the Company, the Company will provide you with the following compensation and benefits:

Base Salary: Your annual base salary shall be $795,675, subject to increase (but not decrease) as may be approved by the Compensation Committee of the Board (the “Compensation Committee”) from time to time. Your base salary will be payable in accordance with the Company’s regular payroll practices.

Annual Bonus: During each fiscal year of your employment with the Company, you will be eligible to participate in the Company’s annual bonus program applicable to senior executive officers, as adopted by the Compensation Committee in respect of each applicable year, and under which you be eligible to receive an annual incentive bonus, with a target bonus amount equal to 100% of your base salary. The annual bonus for the 2018 fiscal year will be pro-rated to reflect your partial year of service. The actual annual bonus amount will be based upon achievement of Company and individual performance targets established by the Compensation Committee for the fiscal year to which the bonus relates, and will be paid to you in accordance with the terms of the annual bonus program at the same time bonuses are generally paid to other senior executive officers of the Company.

Long-Term Incentives: In addition to your cash compensation, you will be eligible to participate in the Company’s long-term incentive program in a manner consistent with other senior executive officers of the Company, and will be eligible to receive annual grants under such program in amounts and in a form determined by the Compensation Committee.

For the 2018 fiscal year, your long-term incentive award will be in the form of Restricted Stock that will vest in three substantially equal installments on December 15, 2018, and on each of the first and second anniversaries of such date, and the remainder of which will be in the form of Performance Share Units that vest based on the achievement of Company performance metrics, which will be established by the Compensation Committee in consultation with you. The number of shares of Restricted Stock granted will equal $1.8 million divided by the closing price of the shares of the Company on the Effective Date (the “Initial Closing Price”), and the number of Performance Share Units granted will have a target value of $1.2 million, based on the Initial Closing Price. As with the other senior executives, these awards will be granted under the Company’s 2018 Omnibus Incentive Plan, which is expected to be approved prior to the Effective Date (the “Incentive Plan”), and will be subject to the terms of the Incentive Plan as well as the applicable award agreement (each, an “Award Agreement”) that you will be required to execute in connection with the grants.

If you undergo a qualifying termination of employment (i.e., by the Company without Cause or by you with Good Reason, each as defined in the CorePoint Lodging Inc. Executive Severance Plan (the “Executive Severance Plan”)), you will remain eligible to vest in your long-term incentives as follows:

•	With respect to the Restricted Stock award, if such qualifying termination occurs prior to a Change in Control (as defined in the Incentive Plan), then you will vest in the portion of such award that would have vested on the next scheduled vesting date, and if such qualifying termination occurs on or following a Change in Control, then you will fully vest in such award. In addition, if your employment with the Company terminates as a result of your death or Disability (as defined in the Incentive Plan) (whether before, on or following a Change in Control), then you will fully vest in such award.

•	With respect to the Performance Share Units, if you undergo a qualifying termination or if your employment with the Company terminates as a result of your death or Disability, in each case, prior to a Change in Control, you will be eligible to vest in a pro rata portion of such award, subject to achievement of the applicable performance metrics based on actual performance through the date of such termination. In the event of a Change in Control prior to the Regular Vesting Date (as will be defined in the Award Agreement), then you will be eligible to vest in a portion of such award, subject to achievement of the applicable performance metrics based on actual performance through the Change in Control.

In addition, in connection with your appointment as President and Chief Executive Officer, the Company will award you (i) a one-time grant of Restricted Stock under the Incentive Plan, with a grant date value of $1,875,000, based on the Initial Closing Price, which, subject to your continued employment through the applicable date, shall vest on the third anniversary of the date of grant and (ii) a one-time grant of Restricted Stock under the Incentive Plan, with a grant date value of $1,875,000, based on the Initial Closing Price, which, subject to your continued employment through the applicable date, shall vest on the fourth anniversary of the date of grant. Such awards of Restricted Stock shall otherwise be subject to the terms of an Award Agreement that you will be required to execute in connection with such grant. If you undergo a qualifying termination of employment (i.e., by the Company without Cause, by you with Good Reason, or as a result of your death or Disability), you will fully vest in such award.

Benefits: Commencing on May 15, 2018, it is anticipated that you will be eligible to participate in the various benefit plans which are expected to be offered by the Company from time to time, including health, insurance, retirement, vacation/PTO and other benefits, in each case, subject to the terms and conditions set forth in the applicable benefit plan. You will also participate in the Executive Severance Plan in accordance with its terms.

Taxes: All of the compensation and benefits provided to you by the Company shall be subject to reduction for taxes as required by applicable law.

This letter is not intended to create an employment contract for any set period of time, rather your employment with the Company is “at will”, meaning you or the Company may terminate your employment at any time or for any reason, with or without notice. The “at will” nature of your relationship with the Company may not be modified or amended except by written agreement between you and the Board.

This letter supersedes and replaces, as applicable, any and all agreements between you and the Company, with respect to all subject matters included in this letter.

To accept your appointment as President and Chief Executive Officer of the Company, please execute this letter where indicated below, and return the executed copy to La Quinta Holding Inc.’s General Counsel. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this letter may be by actual or facsimile signature. The letter shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed entirely within such State.

Sincerely,

/s/ Mark Chloupek
Mark Chloupek

Agreed and Accepted this 13 day of April, 2018

/s/ Keith Cline
Keith Cline

[Signature Page to CorePoint Lodging Inc. Offer Letter]